NOTARIAL AUTHENTICATION CERTIFICATE
TO ALL WHOM THESE PRESENTS SHALL COME
1,
ROELOF EMILE BONNET
Notary Public, residing and practising at Johannesburg, in the Province of Gauteng, Republic of South Africa, by lawful authority duly admitted and sworn, do hereby certify and attest that I was personally present and did witness -
GERARD HENDRIK KEMP Identification Number 540911 5064 08 9;
ROBERT ALEX LLEWELLYN ATKINSON Identification Number 520119 5192 08 2;
both being the signatories named in the Sale of Business Agreement annexed hereto, duly sign and execute the said Agreement at the places and on the dates recorded therein and that the names and signatures of Gerard Hendrik Kemp and Robert Alex Llewellyn Atkinson thereto subscribed is of the proper and respective handwriting of the said Gerard Hendrik Kemp and Robert Alex Llewellyn Atkinson.
In testimony whereof, I, the Notary, have hereunto subscribed my name and set and fixed my seal of office at JOHANNESBURG aforesaid on this the 18th day of December in the year 2007 (two thousand and seven).
Quod attestor NOTARY PUBLIC

SALE OF BUSINESS AGREEMENT
between
RANDFONTEIN ESTATES LIMITED
and
CLIDET NO 726 (PROPRIETARY) LIMITED
and
CLIDET NO 770 (PROPRIETARY) LIMITED
and
HARMONY GOLD MINING COMPANY LIMITED

Page 2 18 December 2007 TABLE OF CONTENTS 1 INTERPRETATION................................... 3 2 INTRODUCTION..................................... 22 3 CONDITIONS PRECEDENT............................. 22 4 SALE............................................. 26 5 PURCHASE CONSIDERATION........................... 27 6 DISCHARGE OF THE PURCHASE CONSIDERATION.......... 27 7 VALUE-ADDED TAX.................................. 28 8 CLOSING.......................................... 29 9 BUSINESS LIABILITIES............................. 31 10 THE CONTRACTS.................................... 32 11 EFFECTIVE DATE BALANCE SHEET,.................... 33 12 HOUSING DEVELOPMENT.............................. 34 13 EMPLOYEES........................................ 34 14 MEDICAL SCHEMES.................................. 39 15 RETIREMENT SCHEMES............................... 39 16 REHABILITATION LIABILITIES....................... 41 17 LEASE OF GROUP STORES FACILITY................... 42 18 WATER AND ELECTRICITY............................ 43 19 SERVITUDE OF ACCESS AND EGRESS................... 45 20 INTERIM PERIOD AND LIAISON ON CONDUCT OF BUSINESS 46 21 PUBLICATION IN TERMS OF INSOLVENCY ACT........... 49 22 WARRANTIES BY THE SELLER......................... 50 23 ENVIRONMENTAL INDEMNITY.......................... 51 24 INDEMNITIES...................................... 54 25 LIMITATION OF LIABILITY.......................... 56 26 NO DUPLICATION OF RECOVERY....................... 58 27 GENERAL WARRANTIES............................... 59 28 APPOINTMENT OF PAMODZI AS AGENT.................. 60 29 CONFIDENTIALITY.................................. 60 30 PUBLICITY........................................ 63 31 SUPPORT.......................................... 64 32 BREACH........................................... 65 33 DISPUTE RESOLUTION............................... 66 34 NOTICES AND DOMICILIA............................ 68 35 BENEFIT OF THE AGREEMENT......................... 69 36 APPLICABLE LAW AND JURISDICTION.................. 69 37 GENERAL.......................................... 70 38 COSTS............................................ 71 39 SIGNATURE........................................ 72
ANNEXES
ANNEXE “A”: DRAFT GUARANTEE
ANNEXE “B”: AREA DIAGRAM
ANNEXE “C”: CAPITAL EXPENDITURE PROJECTS
ANNEXE “D”: CONTRACTS
ANNEXE “E”: DISCLOSED MATERIAL
ANNEXE “F”: FIXED ASSETS
ANNEXE “G”: IMMOVABLE PROPERTY
ANNEXE “H”: OLD ORDER MINING RIGHTS
ANNEXE “I”: SHARED SERVICES
ANNEXE “J”: WARRANTIES
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WHEREBY THE PARTIES AGREE AS FOLLOWS - 1 INTERPRETATION
1.1 In this Agreement-
1.1.1 clause headings are for convenience only and are not to be used in its interpretation; 1.1.2 an expression which denotes - 1.1.2.1 any gender includes the other genders; 1.1.2.2 a natural person includes a juristic person and vice versa; and 1.1.2.3 the singular includes the plural and vice versa.
1.2 In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings -
1.2.1 “Accounts Date” means 30 September 2007;
1.2.2 “Accounts Payable” means all claims by creditors of the Business against the Seller reflected in the Agreement Accounts or incurred after the Accounts Date in the ordinary course of business, which have not been discharged as at the Effective Date;
1.2.3 “Accounts Receivable” means all the claims of the Seller on the
Effective Date against trade and other debtors of the Business including all amounts due in respect of Gold Work-in-Progress;
1.2.4 “AFSA” means the Arbitration Foundation of Southern Africa;
1.2.5 “Agreement” means this sale of business agreement;
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1.2.6 “Agreement Accounts” means the management accounts of the Seller in respect of the Business for the year ended 30 June 2007 and the quarter ended on the Accounts Date, copies of which have been provided to the Purchaser and Pamodzi;
1.2.7 “Area Diagram” means the area diagram attached hereto as annexe “B”;
1.2.8 “Business” means the gold mining business carried on by the Seller, known as the “Cooke 1, 2 and 3 Shafts”, at the Effective Date, and which consists of the Business Assets and the Business Liabilities;
1.2.9 “Business Assets” means all of the assets used by the Seller in or in connection with the Business as at the Effective Date, comprising the -
1.2.9.1 Contracts; 1.2.9.2 Cooke Shafts; 1.2.9.3 Cooke Plant; 1.2.9.4 Fixed Assets; 1.2.9.5 goodwill of the Business; 1.2.9.6 Immovable Property; 1.2.9.7 Stock; 1.2.9.8 New Order Mining Right; 1.2.9.9 New Order Prospecting Right; 1.2.9.10 Tailings Dumps; and
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1.2.9.11 all prepaid expenses and deposits made in connection with the Business, but specifically excludes the Excluded Assets; 1.2.10 “Business Liabilities” means the - 1.2.10.1 Environmental Liabilities; 1.2.10.2 Rehabilitation Liabilities; and
1.2.10.3 Seller’s liabilities to the Employees as provided for in clause 13, but specifically excludes the Accounts Payable;
1.2.11 “Capital Expenditure Amount” means the aggregate of the amounts expended by the Seller between the Signature Date and the Effective Date on the projects listed in annexe “C”;
1.2.12 “Companies Act” means the Companies Act, 1973;
1.2.13 “Conditions Precedent” means the conditions set out in clause 3.1;
1.2.14 “Contractor Agreement” means an agreement to be headed “Contractor Agreement” and to be entered into between the Seller and the Purchaser in terms of which the Purchaser is appointed to conduct mining operations for and on behalf of the Seller in respect of Dump 20 and the Lindum Dumps from the Effective Date until the Old Randfontein Sale Agreement has been implemented, which Agreement will provide that the Purchaser shall -
1.2.14.1 be responsible for all rehabilitation and environmental liabilities arising after the Effective Date out of such mining operations; and
1.2.14.2 pay a monthly fee (plus VAT) to the Seller in respect of its
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appointment, which monthly fee will be the aggregate of R2,000,000.00 (two million rand) and an additional amount calculated in accordance with the following formula -
A = (B-C) x D
Where:
A= the additional amount;
B = the Old Randfontein Purchase Consideration;
C= R2,000,000.00 (two million rand) multiplied by the number of months during which the Contractor Agreement has been in force; and
D = 1/12th (one twelfth) of the Prime Rate from time to time;
1.2.15 “Contracts” means all agreements in force on the Effective Date to which the Seller is a party relating to the Business, which agreements are listed in annexe “D”;
1.2.16 ““Cooke Plant” means the processing plant known as the ‘Cooke Plant” owned and operated by the Seller and used for the processing of gold ore, including all assets of any nature whatsoever used in or in connection with the Cooke Plant, but specifically excludes the Excluded Assets;
1.2.17 “Cooke Shafts” means the underground mining operations currently operated by the Seller on the Immovable Property, which shafts are outlined in yellow on the Area Diagram, and which are known as the “Cooke 1, 2 and 3 Shafts”;
1.2.18 “Disclosed Material” means the written materials, including documents,
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agreements, financial information and written correspondence described in annexe “E”;
1.2.19 “DME” means the Department of Minerals and Energy of the Government of the Republic of South Africa;
1.2.20 “Doornkop Extension” means the area shaded in purple on the Area Diagram;
1.2.21 “Doornkop Extension Mineral Rights” means all mineral rights, mining leases, mining licences, surface right permits and other mining rights in respect of the Doornkop Extension;
1.2.22 “Doornkop Plant” means the processing plant known as the “Doornkop Plant” owned and operated by the Seller and used for the processing of gold ore, which plant does not form part of the Business;
1.2.23 “Dump 20” means the tailings dump situated on the Old Randfontein Immovable Property and known as “Dump 20”, which tailings dump is indicated by the area shaded in blue on the Area Diagram;
1.2.24 “Effective Date” means the 1st (first) business day of Randfontein’s cost month commencing immediately after the date on which the last of the Conditions Precedent contained in clauses 3.1.1 to 3.1.16 is fulfilled or waived, as the case may be;
1.2.25 “Effective Value Determination” means the effective value determination made by the DME in respect of the Purchase Consideration and the allocation thereof to the New Order Rights on the one hand and the remaining Business Assets on the other, as contemplated by section 37(4) of the Income Tax Act, 1962;
1.2.26 “EMP” means the Seller’s environmental management programme
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submitted in support of its application to convert the Old Order Mining Rights into the New Order Mining Right;
1.2.27 “Employees” means all employees of the Seller who are employed exclusively in respect of the Business as at the Effective Date;
1.2.28 “Environment” means the surroundings within which humans exist and that are made up of the land, water and atmosphere of the earth, all forms of life, ecological systems; and the physical, chemical, aesthetic and cultural properties and conditions of the foregoing that influence human health and well-being;
1.2.29 “Environmental Law” means and includes all -
1.2.29.1 common law duties and rules, national, provincial and municipal legislation (including regulations and other subsidiary legislation); and self-executing provisions of international agreements approved by Parliament, that are concerned with the protection or rehabilitation of the Environment, the use of natural resources (including land), and the maintenance of an Environment conducive to human health and well-being;
1.2.29.2 directives, orders or other instructions lawfully given by an organ of state or state functionary exercising powers under any provision referred to in clause 1.2.29.1; and
1.2.29.3 permits, authorisations and exemptions issued under any provision referred to in clause 1.2.29.1;
1.2.30 “Environmental Liabilities” means all and any liabilities and obligations in relation to all environmental disturbances and degradation arising pursuant to or in connection with —
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1.2.30.1 the conduct of the Business or any part thereof, including the reclamation and remediation of all such environmental disturbances and degradation of whatsoever nature or kind, whether existing within or outside the Immovable Property and/or the Mining Area, and whether the cause of action in respect thereof arose prior to or after the Effective Date;
1.2.30.2 the water decant in respect of the Western Basin; and
1.2.30.3 water discharged by or in connection with the Business or any part thereof into any river, spruit or other waterway, water compartment, water source, reservoir or the like, including the Wonderfonteinspruit, but specifically excludes anything which forms part of the Rehabilitation Liabilities;
1.2.31 “Excluded Assets” means the Accounts Receivable, the Gold Work-in-Progress, the Group Spares and anything in the Group Stores Facility;
1.2.32 “Fixed Assets” means all underground and surface infrastructure, equipment and other assets of the Seller, used in or in connection with the Business on the Effective Date, and including at least those Fixed Assets, as at the Signature Date, listed in annexe “F”, but specifically excludes the Excluded Assets;
1.2.33 “Fixed Purchase Consideration” means the Rand Equivalent of US$400,000,000.00 (four hundred million United States dollars) on the Effective Date;
1.2.34 “Gold Work-in-Progress” means all gold bearing material derived from the Business which has, as at the Effective Date -
1.2.34.1 passed over the weigh bridge known as “Cooke 3 Weigh Bridge,
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which is situated at Midload, for processing at the Doornkop Plant; and
1.2.34.2 been delivered to the Cooke Plant for processing;
1.2.35 “Group Spares” means all equipment classified by the Seller and/or Harmony as “Group Spares” which is used in or in connection with any of the Business Assets and any other assets of the Seller and/or Harmony;
1.2.36 “Group Stores Facility” means the facility used by the Seller for “Group Stores”, which facility is shaded in grey on the Area Diagram;
1.2.37 “Group Stores Facility Environmental Liabilities” means all and any liabilities and obligations in relation to all environmental disturbances and degradation arising pursuant to or in connection with the operation of the Group Stores Facility or any part thereof, including the reclamation and remediation of all such environmental disturbances and degradation of whatsoever nature or kind, whether existing within or outside the Group Stores Facility, and whether the cause of action in respect thereof arose prior to or after the Effective Date, but specifically excludes anything which forms part of the Rehabilitation Liabilities;
1.2.38 “Harmony” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;
1.2.39 “Harmony Group Company” means Harmony and its subsidiaries;
1.2.40 “Immovable Property” means the immovable property owned by the Seller and used in connection with the Business, which is hatched in orange on the diagram attached hereto as annexe “G”;
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1.2.41 “Independent Auditors” means such independent auditors as may be agreed between the Parties, or failing agreement within 10 (ten) business dates from the date of a request by any Party for such agreement, appointed by the Chairperson for the time being of the South African Institute of Chartered Accountants from one of the 4 (four) largest independent firms of auditors in South Africa at the time;
1.2.42 “Insolvency Act” means the Insolvency Act, 1936;
1.2.43 “Interim Period” means the period between the Signature Date and the Effective Date;
1.2.44 “Investco” means ARMgold/Harmony Joint Investment Company Limited, registration number 2002/032163/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.45 “Labour Relations Act” means the Labour Relations Act, 1995;
1.2.46 “Lindum Dumps” means the tailings dumps situated on the Old Randfontein Immovable Property and known as “Lindum Dumps”, which tailings dumps are hatched in red on the Area Diagram;
1.2.47 “Material Contracts” means those Contracts indicated as being material in annexe “D”;
1.2.48 “Mining Area” means the area shaded in green on the Area Diagram;
1.2.49 “Minister” means the Minister of Minerals and Energy;
1.2.50 “MPRDA” means the Mineral and Petroleum Resources Development Act, 2002;
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1.2.51 “New Order Mining Right” means the mining right into which it is intended that the Old Order Mining Rights will be converted in terms of clause 3.1.2;
1.2.52 “New Order Prospecting Right” means that portion of the Prospecting Right which covers the tailings dumps known as the “Millsite Complex Dumps” and the “4 Shaft Slimes Dam’’;
1.2.53 “New Rehabilitation Fund” means a new rehabilitation fund to be established for purposes of making provision for the Rehabilitation Liabilities of the Business, as set out in clause 16;
1.2.54 “Old Order Mining Rights” means all existing mineral rights, mining leases, mining licences, surface right permits and other mining rights held by the Seller and which relate to, or are used in or in connection with, the Business, including those listed in annexe “H”;
1.2.55 “Old Randfontein Immovable Property” means the immovable property indicated by the area hatched in blue on the diagram attached hereto as annexe “G”, but specifically excludes the immovable property on which the Seller’s office premises known as “Randfontein Office Park” and the Seller’s hospital known as the “Sir Albert Hospital” are situated;
1.2.56 “Old Randfontein Mineral Rights” means all mineral rights, mining leases, mining licences, surface right permits and other mining rights in respect of the Old Randfontein Immovable Property including Dump 20 and Lindum Dumps;
1.2.57 “Old Randfontein Purchase Consideration” means the Rand Equivalent of US$20,000,000.00 (twenty million United States dollars) as at the date of determination of the fee payable under the Contractor
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Agreement or the date on which the Old Randfontein Sale Agreement becomes effective, as the case may be;
1.2.58 “Old Randfontein Sale Agreement” means an agreement to be headed “Sale Agreement” and to be entered into between the Parties, in terms of which the Seller sells the Old Randfontein Immovable Property and the Old Randfontein Mineral Rights (together with all environmental liabilities (subject to an indemnity substantially similar to that contained in clause 23) and rehabilitation liabilities in respect thereof) to the Purchaser, which agreement will -
1.2.58.1 be on terms substantially similar to those contained in this Agreement, including warranties and indemnities (including in respect of Environmental Liabilities) provided by the Seller to the Purchaser in respect of the Old Randfontein Business not less favourable than those provided by the Seller in respect of the Business under this Agreement;
1.2.58.2 be conditional on, inter alia, the conversion of the Old Randfontein Mineral Rights in terms of Item 7 of Schedule II to the MPRDA or inclusion thereof in the New Order Mining Right, and the consent of the Minister under section 11 of the MPRDA being obtained to the transfer of the relevant mineral rights; and
1.2.58.3 provide that the purchase consideration payable by the Purchaser to the Seller shall be the Old Randfontein Purchase Consideration, less the aggregate of the amounts in “C” of the formula contained in clause 1.2.14.2 paid in terms of the Contractor Agreement, as adjusted on mutatis mutandis the same basis as the Purchase
Consideration is to be adjusted in terms of the Sale of Shares and
Claim Agreement, plus VAT if applicable;
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1.2.59 “Pamodzi” means Clidet No 770 (Proprietary) Limited, registration number 2007/012390/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.60 “Parties” means the parties to this Agreement;
1.2.61 “Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Absa Bank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it will not be necessary to prove;
1.2.62 “Prospecting Right” means the prospecting right applied for by the Seller under the MPRDA covering various of the Seller’s mining areas including the tailings dumps known as the “Millsite Complex Dumps” and the “4 Shaft Slimes Dam";
1.2.63 “Purchase Consideration” means the amount payable by the Purchaser to the Seller for the Business in terms of this Agreement, details of which are set out in clause 5;
1.2.64 “Purchaser” means Clidet No 726 (Proprietary) Limited, registration number 2007/607531/07, a limited liability private company duly incorporated in the Republic of South Africa;
1.2.65 “Rand Equivalent” means the rand equivalent of a United States dollar, being the arithmetic average of the bid and offer rates quoted by any representative of Absa Bank Limited, whose appointment and designation it will not be necessary to prove, as at 10h00 on the relevant date of determination;
1.2.66 “Rehabilitation Liabilities” means the obligations to rehabilitate all
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environmental disturbances, including health and pollution, and degradation existing within the Immovable Property and the Mining Area and/or arising pursuant to the conduct of the Business or any part thereof (including any object and/or thing within the Immovable Property and/or the Mining Area), whether such obligations arose prior to or after the Effective Date, and shall include -
1.2.66.1 all restoration, anti-pollution measures, anti-flooding measures and obligations, making safe, rehabilitation, compliance with the terms of any rehabilitation plans and/or programs approved by the DME;
1.2.66.2 all general compliance with Environmental Laws;
1.2.66.3 all compliance with all lawful directives of all regulatory authorities; and
1.2.66.4 the obtaining of relevant certificates in terms of section 43 of the MPRDA in respect of the Business and its operations, which are contained, referred to, dealt with or contemplated in the EMP; and
1.2.66.5 all pumping and anti-flooding measures and obligations in respect of all water, of whatsoever nature or kind and howsoever arising, in accordance with applicable rehabilitation plans and/or programmes, Environmental Laws and/or lawful directives of all regulatory bodies (including the obtaining of relevant certificates in terms of section 43 of the MPRDA in respect of the Business and its operations), whether contained, referred to, dealt with or contemplated in the EMP or not, but excluding any liability arising out of the discharge prior to the Effective Date of water into any river, spruit or other waterway, water compartment, water source, reservoir or the like, which
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contaminated or in any other manner does not comply with Environmental Laws;
1.2.67 “Sale” means the sale by the Seller of the Business to the Purchaser in terms of this Agreement;
1.2.68 “Sale of Shares and Claim Agreement” means the agreement headed “Sale of Shares and Claim Agreement” entered or to be entered into between Randfontein, Investco and Pamodzi, in terms of which Randfontein and Investco will sell 60% (sixty percent) of Investco’s shares in, and 60% (sixty percent) of Randfontein’s claim on loan account against the Purchaser, to Pamodzi;
1.2.69 “Seller” means Randfontein Estates Limited, registration number 1889/000251/06, a limited liability public company duly incorporated in the Republic of South Africa;
1.2.70 “Seller’s Attorneys” means Cliffe Dekker Incorporated;
1.2.71 “Shared Services Agreement” means an agreement to be headed “Shared Services Agreement and to be entered into between the Seller and the Purchaser, pursuant to which each of them shall provide certain services and access rights to the other at a fee, in respect of services, equivalent to cost plus 5% (five percent), which services shall include those listed in annexe “I”;
1.2.72 “Signature Date” means the date of signature of this Agreement by the Party last signing;
1.2.73 “Stock” means the stock-in-trade of the Seller relating to the Business at the Effective Date, including consumables but excluding the Excluded Assets;
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1.2.74 “Tailings Dumps” means the tailings dumps situated on the Immovable Property, indicated by the area hatched in red on the Area Diagram and known as the “Cooke Dumps”, “4 Shaft Slimes Dam” and “Millsite Complex Dumps”;
1.2.75 “Tax” means all income tax, capital gains tax, secondary tax on companies, dividend tax, VAT, stamp duty, uncertificated securities tax, PAYE, levies, assessments, imposts, deductions, charges and withholdings whatsoever in terms of any Tax legislation, and includes all penalties and interest payable as a consequence of any failure or delay in paying any Taxes;
1.2.76 “Toll Milling Agreement” means an agreement to be headed “Toll Milling Agreement” and to be entered into between the Seller and the Purchaser, in terms of which the Purchaser will process material derived from the Business and the Contractor Agreement through the Doornkop Plant, which agreement will -
12.76.1 provide that the Purchaser will be able to process the following tons of material through the Doornkop Plant per month -
1.2.76.1.1 in respect of the 1st (first) year: 120,000 (one hundred and twenty thousand) tons;
1.2.76.1.2 in respect of the 2nd (second) year: 90,000 (ninety thousand) tons;
1.2.76.1.3 in respect of the 3rd (third) year: 83,000 (eighty three thousand) tons; and
1.2.76.14 in respect of the 4th (fourth) year: 83,000 (eighty three thousand)
tons; and
12.76.2 the Purchaser shall pay the Seller a monthly toll milling fee equal to
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the Seller’s aggregate cost of operating the Doornkop Plant for that month, divided by the aggregate number of tons of material processed through the Doornkop Plant during that month, multiplied by the aggregate number of tons of material processed through the Doornkop Plant during that month by the Purchaser, plus 5% (five percent) thereof and VAT;
1.2.77 “Transaction Agreements” means this Agreement and the Sale of Shares and Claim Agreement;
1.2.78 “Trigger Event” means any one or more events, circumstances, conditions or changes which result in, or which will result in, individually or in the aggregate, a material adverse impact on the Business and which has reduced, or will reduce, the value of the Business on a permanent basis by at least US$40,000,000.00 (forty million United States dollars), provided that any changes in market conditions, of whatsoever nature or kind, including fluctuations in interest rates and commodity prices and changes in the availability of products, shall not constitute a Trigger Event and shall not be taken into account in any manner in determining any reduction in the value of the Business;
1.2.79 “VAT” means value-added tax as levied from time to time in terms of the VAT Act;
1.2.80 “VAT Act” means the Value-Added Tax Act, 1991;
1.2.81 “Warranties” means the warranties in annexe “J” and otherwise expressly given by the Seller to the Purchaser in terms of this Agreement; and
1.2.82 “West Wits Agreement” means the heads of agreement entered into between West Witwatersrand Gold Mines Limited, Mogale Gold
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(Proprietary) Limited and the Seller on 1 February 2007 regarding acid mine drainage in the Western Basin, as amended by an addendum entered into on 19 May 2007, which agreement is a Material Contract.
1.3 Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 1 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.
1.4 Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.
1.5 Subject to clauses 1.6, 1.8 and 1.16, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.
1.6 The terms “holding company” and “subsidiary” shall bear the meanings assigned thereto in the Companies Act.
1.7 A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.
1.8 Reference to “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time. Any reference to “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time
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shall be based upon South African Standard Time.
1.9 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.
1.10 Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.
1.11 No provision herein shall be construed against or interpreted to the disadvantage of a Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.
1.12 The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.
1.13 The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if either of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.
1.14 The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it
1.15 Any reference in this Agreement to “this Agreement” or any other
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agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time. 1.16 This Agreement incorporates the annexes which annexes shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the words “clause” or “clauses” and “annexe” or “annexes” refer to clauses of and annexes to this Agreement. 1.17 Whenever any person is required to act “as an expert and not as an arbitrator in terms of this Agreement, then - 1.17.1 the determination of the expert shall (in the absence of manifest error) be final and binding; 1.17.2 subject to any express provision to the contrary, the expert shall determine the liability for his or its charges, which shall be paid accordingly; 1.17.3 the expert shall be entitled to determine such methods and processes as he or it may, in his or its sole discretion, deem appropriate in the circumstances provided that the expert may not adopt any process which is manifestly biased, unfair or unreasonable; 117.4 the expert shall consult with the relevant Parties (provided that the extent of the expert’s consultation shall be in his or its sole discretion) prior to rendering a determination; and 1.17.5 having regard to the sensitivity of any confidential information, the expert shall be entitled to take advice from any person considered by him or it to have expert knowledge with reference to the matter in question.
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2 INTRODUCTION
2.1 The Seller carries on the Business.
2.2 The Purchaser wishes to purchase the Business as a going concern and the Seller is prepared to sell the Business to the Purchaser on the terms and conditions herein contained.
2.3 The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.
3 CONDITIONS PRECEDENT
3.1 Save for clauses 1 to 3, clause 20, and clauses 27 to 38 (both inclusive) all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that -
3.1.1 by not later than 17h00 on 31 March 2008, the Purchaser is registered as a vendor in terms of the VAT Act;
3.1.2 by not later than 17h00 on 31 January 2008, the Old Order Mining Rights have been converted into the New Order Mining Right in terms of Item 7 of Schedule II to the MPRDA;
3.1.3 by not later that 17h00 on 30 June 2008, the New Order Mining Right is amended in terms of section 102 of the MPRDA to include uranium, sulphur, pyrite, aggregate and heavy minerals and to exclude the area comprising the Doornkop Extension and the Doornkop Extension Mineral Rights;
3.1.4 by not later than 17h00 on 30 June 2008, the Minister has granted approval for the transfer of the New Order Mining Right from the Seller to the Purchaser in terms of section 11 of the MPRDA;
CLIFFE DEKKE

3.15 by not later that 17h00 on 30 June 2008, the Prospecting Right is granted to the Seller;
3.1.6 by not later than 17h00 on 30 June 2008, the Prospecting Right is subdivided so that the New Order Prospecting Right constitutes a separate and independent right;
3.1.7 by not later than 17h00 on 30 June 2008, the Minister has granted approval for the transfer of the New Order Prospecting Right from the Seller to the Purchaser in terms of section 11 of the MPRDA;
3.1.8 by not later than 17h00 on 30 June 2008, a certificate of registration has been granted to the Purchaser under the National Nuclear Regulator Act, 1999;
3.1.9 by not later than 17h00 on 30 June 2008, the New Rehabilitation Fund has been established and Letters of Authority have been issued by the Master of the High Court, authorising the trustees of the New Rehabilitation Fund to act;
3.1.10 by not later than 17h00 on 31 March 2008, the Toll Milling Agreement is entered into and becomes unconditional in accordance with its terms, save in respect of any condition which requires that this Agreement becomes unconditional;
3.1.11 by not later than 17h00 on 31 March 2008, the Shared Services Agreement is entered into and becomes unconditional in accordance with its terms, save in respect of any condition which requires that this Agreement becomes unconditional;
3.1.12 by not later than 17h00 on 30 June 2008, the Sale of Shares and Claim
Agreement is entered into and becomes unconditional in accordance with its terms, save in respect of any condition which requires that this
CLIFFE DEKKE

Agreement becomes unconditional;
3.1.13 by not later than 17h00 on 31 March 2008 the Seller’s rights and obligations under the West Wits Agreement, insofar as they relate to the Business, have been assigned in writing to the Purchaser;
3.1.14 by not later than 17h00 on 31 March 2008, the Old Randfontein Sale Agreement is entered into;
3.1.15 by not later than 17h00 on 31 March 2008, the Contractor Agreement is entered into and becomes unconditional in accordance with its terms, save in respect of any condition which requires that this Agreement becomes unconditional;
3.1.16 by not later than 17h00 on 31 March 2008, the counterparties to the Material Contracts have consented in writing to the assignment of all of the Seller’s rights and obligations under the Material Contracts to the Purchaser with effect from the Effective Date;
3.1.17 as at the Signature Date and the Effective Date, each of the Warranties of the Seller contained in this Agreement is true and correct in all material respects (other than such Warranties that are qualified by a materiality standard, which Warranties shall be true and correct in all respects) (except that Warranties that are given as at a specific date prior to the Effective Date need be true and correct only as at such date);
3.1.18 as at the Effective Date, the Seller shall have complied in all material respects with all undertakings required by this Agreement to have been complied with by Seller on or prior to the Effective Date;
3.1.19 on or prior to the Effective Date, a Trigger Event shall not have occurred; and
CLIFFE DEKKE

3.1.20 as at the Effective Date, no interdict, judgment or other order or action of any court or governmental authority restraining, prohibiting or rendering illegal the implementation of the transactions contemplated hereby shall be in effect, and no legal proceeding shall have been instituted or threatened by any person (including any governmental authority) seeking to prohibit, restrict or delay, declare illegal or to enjoin the implementation of the transactions contemplated hereby or by the other Transaction Agreements.
3.2 The Parties shall use their commercially reasonable endeavours and the Parties will co-operate in good faith to procure the fulfilment of the Conditions Precedent as soon as reasonably possible after the Signature Date.
3.3 Completion of the Sale and the discharge of the Purchase Consideration on the Effective Date is subject to the Seller providing the Purchaser with a certificate signed by a director of the Seller confirming that the Conditions Precedent set out in clauses 3.1.17 to 3.1.19 (both inclusive) have been fulfilled.
3.4 The Conditions Precedent set out in -
3.4.1 clauses 3.1.1, 3.1.3, 3.1.8 to 3.1.10 (both inclusive), 3.1.11, 3.1.12, 3.1.14 and 3.1.15 have been inserted for the benefit of the Purchaser and the Seller who together will be entitled to waive fulfilment of all or any of such Conditions Precedent, in whole or in part, by written agreement prior to the expiry of the relevant time periods set out in those clauses;
3.4.2 clause 3.1.13 has been inserted for the benefit of the Seller who will be entitled to waive fulfilment of such Condition Precedent, in whole or in part, by written notice to the other Parties prior to the expiry of the
CLIFFE DEKKER

relevant time period set out in that clause;
3.4.3 clauses 3.1.16 to 3.1.19 (both inclusive) have been inserted for the benefit of the Purchaser who will be entitled to waive fulfilment of both or either of such Conditions Precedent, in whole or in part, by written notice to the other Parties prior to the expiry of the relevant time periods set out in those clauses; and
3.4.4 clauses 3.1.2, 3.1.4 to 3.1.7 (both inclusive) and 3.1.20 are not capable of being waived.
3.5 Each of the Seller and the Purchaser shall be entitled from time to time to extend the due date for fulfilment of any or all of the Conditions Precedent by written notice to that effect to the other of them, provided however that the aggregate of such extensions in respect of any of the Conditions Precedent shall not be more than 20 (twenty) business days.
3.6 Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 3.1 (or such later date or dates as may be extended in terms of clause 3.5 and/or as may be agreed in writing between the Parties) the provisions of this Agreement, save for clauses 1 to 3, clause 20, and clauses 27 to 38 (both inclusive) which will remain of full force and effect will never become of any force or effect and the status quo ante will be restored as near as may be possible and neither of the Parties will have any claim against the other in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 3.2.
4 SALE
4.1 The Seller hereby sells to the Purchaser which hereby purchases the
Business as a going concern.
CLIFFE DEKKER

4.2 Subject to the provisions of clause 4.3, the Sale will take place on the Effective Date and ownership of and risk in, and benefit attaching to, the Business will pass to the Purchaser on the Effective Date.
4.3 Ownership of the Immovable Property will pass to the Purchaser on registration of transfer.
4.4 Possession and effective control of the Business will be given to the Purchaser on the Effective Date.
5 PURCHASE CONSIDERATION
5.1 The purchase consideration is the aggregate of the -
5.1.1 Fixed Purchase Consideration; plus
5.1.2 Capital Expenditure Amount; plus
5.1.3 assumption of the Business Liabilities, inclusive of VAT at the rate of zero percent.
5.2 The allocation of the Purchase Consideration to be recommended by the
Seller to the DME in respect of the Effective Value Determination shall be 40% (forty percent) in respect of the New Order Mining Right and the New Order Prospecting Right and 60% (sixty percent) in respect of the remaining Business Assets. 6 DISCHARGE OF THE PURCHASE CONSIDERATION
The Purchase Consideration will be discharged by the Purchaser against compliance by the Seller with the provisions of clause 8, as follows -
6.1 on the Effective Date, by crediting a loan account in the books of the
Purchaser in favour of the Seller in an amount equal to the Fixed Purchase

Consideration plus the Capital Expenditure Amount; and
6.2 by the Purchaser assuming with effect from the Effective Date and discharging the Business Liabilities as and when they become due.
7 VALUE-ADDED TAX
7.1The Parties have agreed that - 7.1.1 the Sale is the sale of an enterprise which is capable of separate operation; 7.1.2 such enterprise is sold as a going concern; 7.13 at the Signature Date and the Effective Date, such enterprise is and will be an income earning activity and will be transferred as such; 7.1.4 all the assets of such enterprise necessary for its continued operation are being sold in terms hereof; and 7.1.5 the Purchase Consideration is inclusive of VAT at the rate of 0% (zero percent). 7.2 Each of the Seller and the Purchaser warrants that it is, or as at the
Effective Date will be, registered as a vendor in terms of the VAT Act. 7.3 The Seller will, if so requested by the Purchaser, furnish to the Purchaser the appropriate tax invoice (on a zero rated basis) by not later than the Effective Date. Should for any reason VAT be payable by the Seller at the standard rate, then the Purchaser shall be obliged, on written demand from the Seller, to pay, in addition to the Purchase Consideration, the amount of such VAT to the Seller 2 (two) business days prior to the date upon which the Seller is required to pay such VAT to the South African Revenue

Service, against delivery by the Seller to the Purchaser of an appropriate tax invoice.
8 CLOSING
8.1 On the Effective Date representatives of the Parties shall meet at 10h00 at the offices of the Seller, or such other place as the Parties may agree, at which meeting the Seller will -
8.1.1 give possession of the Business to the Purchaser and place the Purchaser in control of the management of the Business;
8.1.2 deliver to the Purchaser all of the Business Assets, by such mode of actual or constructive delivery as shall be appropriate in the circumstances;
8.1.3 deliver to the Purchaser (to the extent to which they exist) all books, records and other relevant documents pertaining solely to the Business, provided that -
8.1.3.1 insofar as the Seller is obliged in law to retain any such book, record or document, it shall deliver a photocopy thereof to the Purchaser; and
8.1.3.2 if the Seller requires, at any time after the Effective Date, to make copies of or inspect any such book, record or document relating to any period prior to the Effective Date, in terms of or in order to comply with any law or other legal obligation, it shall be entitled to do so during normal business hours upon reasonable notice to the Purchaser.
8.2 The Seller hereby undertakes to sign and execute upon request by the
Purchaser all such documents as may be required to procure, at the cost of the Purchaser, the transfer and, to the extent possible, the registration of the transfer of the Business Assets into the name of the Purchaser. if the Seller fails to sign and execute any document within 5 (five) business days of any written request therefor by the Purchaser, the Seller hereby appoints the Purchaser as its attorney and agent in rem suam to do all such things and sign and execute any documents on its behalf to procure the transfer of the Business Assets into the name of the Purchaser.
8.3 The Parties may, by agreement in writing, dispense with a meeting on the Effective Date and may instead ensure delivery of the documents referred to in clause 8.1 and clause 8.2 in such other manner as they agree to be convenient.
8.4 Transfer of the Immovable Property into the name of the Purchaser shall be given to the Purchaser promptly after the Purchaser has paid the costs and charges referred to in clause 8.4.1. Transfer shall be effected by the Seller’s Attorneys. The Purchaser and the Seller shall on request from the Seller’s Attorneys -
8.4.1 pay all costs of and incidental to transfer of the Immovable Property into the name of the Purchaser and the costs of obtaining any rates or other clearance certificate; and
8.4.2 sign all documents required to be signed by the Seller’s Attorneys in order that transfer of the Immovable Property may be effected.
8.5 Transfer of the New Order Mining Right and the New Order Prospecting
Right into the name of the Purchaser shall be effected by the Seller’s
Attorneys, within a reasonable time after the Purchaser has paid the costs and charges referred to in clause 8.5.1. Transfer shall be effected by the
Seller’s Attorneys. The Purchaser and the Seller shall on request from the
Seller’s Attorneys -

8.5.1 pay all costs of and incidental to transfer of the New Order Mining Right and the New Order Prospecting Right into the name of the Purchaser; and
8.5.2 sign all documents required to be signed by the Seller’s Attorneys in order that transfer of the New Order Mining Right and the New Order Prospecting Right may be effected.
9 BUSINESS LIABILITIES
9.1 The Seller hereby delegates the Business Liabilities to the Purchaser with effect from the Effective Date. The Purchaser hereby accepts such delegation and assumes the Business Liabilities with effect from the Effective Date.
9.2 The Purchaser undertakes to discharge such Business Liabilities as and when they fall due.
9.3 The Purchaser hereby indemnifies and holds the Seller harmless against all claims, damage, loss and/or expense which may be made against and/or suffered by the Seller in connection with and/or arising from the Business Liabilities or in respect of the Purchaser’s failure to discharge the Business Liabilities timeously.
9.4 The Business Liabilities will for all purposes exclude all liabilities of the Business incurred prior to the Effective Date and not included as Business Liabilities. These liabilities are excluded from the Sale and will be retained by the Seller for its own account. The Seller hereby indemnifies and holds the Purchaser harmless against all claims, damage, loss and/or expense which may be made against and/or suffered by the Purchaser in connection with and/or arising from any liability of the Seller other than the Business Liabilities or in respect of the Seller’s failure to discharge any such other liabilities in a timely manner. Should there be any dispute between the Parties as to whether or not any liability was incurred before or after the Effective Date, such dispute will be referred to the Independent Auditors for determination, who will act as experts and not as arbitrators.
10 THE CONTRACTS
10.1 The Seller hereby, subject to clauses 10.3 and 10.4, assigns its rights and obligations under the Contracts to the Purchaser with effect from the Effective Date, which will take over and complete all Contracts for its own account. The Purchaser hereby irrevocably and unconditionally accepts such assignment.
10.2 The Purchaser will ensure that all Contracts taken over by it and orders received in respect of tenders submitted by the Seller prior to the Effective Date will be fully complied with by the Purchaser at its cost.
10.3 The Parties undertake where required to use their commercially reasonable endeavours to procure the consent of all third parties to the Contracts to the assignment of such Contracts to the Purchaser, with effect from the Effective Date.
10.4 Should any such third party fail or refuse to give its consent as aforesaid where such consent is a requirement for such assignment, the Seller will at the request of the Purchaser either -
10.4.1 carry out all relevant obligations and enforce all relevant rights in .
its own name, but for the benefit of and at the sole risk and expense of the Purchaser on the basis that the Purchaser will forthwith on demand reimburse the Seller any costs or disbursements reasonably incurred by the Seller in so doing; or 10.4.2 appoint the Purchaser as the Seller’s sub-contractor on the basis that the Purchaser wll indemnify and hold harmless the Seller against all and any claims, which may be made against the Seller arising from any act or omission of the Purchaser in respect of such sub-contracted work. Any work so performed by the Purchaser shall be for the profit or loss of the Purchaser.
10.5 Should for any reason it not be possible for the Parties to implement clause 10.4, the Parties shall forthwith meet and in good faith agree an alternative solution which will achieve the same or substantially the same commercial result for both Parties,
10.6 The Seller hereby indemnifies the Purchaser and holds it harmless against any and all claims which may, in respect of the Business, be made against it and all liabilities which may be incurred by the Purchaser under any of the Contracts, but only in respect of claims, the cause of action of which arose before the Effective Date, provided that this indemnity shall not apply to any liability which forms part of the Business Liabilities.
10.7 The Purchaser hereby indemnifies the Seller and holds it harmless against any and all claims which may, in respect of the Business, be made against it and all liabilities which may be incurred by the Seller under any of the Contracts, but only in respect of claims, the cause of action of which arises after the Effective Date.
11 EFFECTIVE DATE BALANCE SHEET
The Seller undertakes, by not later than 30 (thirty) business days after the
Effective Date, to prepare and deliver to the Purchaser a balance sheet in respect of the Business as at the Effective Date which will provide for all of the
Business Assets and for the liabilities to the Employees as provided for in clause 13 but will not provide for the Rehabilitation Liabilities or the
Environmental Liabilities.

12 HOUSING DEVELOPMENT
The Purchaser irrevocably and unconditionally undertakes to complete or procure the completion of the housing development contemplated in the Seller’s social and labour plan submitted to the DME for conversion of the Old Order Mining Rights in respect of the areas hatched in green on the Area Diagram (insofar as they form part of the Immovable Property) within a reasonable time.
13 EMPLOYEES
13.1 The Parties agree that, with effect from the Effective Date, section 197(2) of the Labour Relations Act shall be applicable in relation to the Employees and that accordingly -
13.1.1 the Purchaser is automatically substituted as the “New Employer” in the place of the Seller as the “Old Employer” in respect of all contracts of employment in existence as at the Effective Date, between the Seller and the Employees;
13.1.2 all the rights and obligations between the Seller and the Employees as at the Effective Date shall continue in force as if they had been rights and obligations between the Purchaser and the Employees;
13.1.3 anything done before the Effective Date by or in relation to the Seller, including the dismissal of any employee or the commission of an unfair labour practice or act of unfair discrimination, is considered to have been done by or in relation to the Purchaser; and
13.1.4 the transfer does not interrupt the continuity of employment of the Employees, or any of them, and the contracts of employment of the Employees, or any of them, continue with the Purchaser as if with the Seller.

13.2 The Seller and the Purchaser hereby agree, for the purpose of section 197(7) of the Labour Relations Act, that - 13.2.1 the valuation as at the Effective Date of the leave pay accrued to the
Employees shall be undertaken by the Seller as at the Effective Date, and shall be due to each of the Employees as indicated in a written schedule which the Seller shall prepare and deliver to the Purchaser by not later than 20 (twenty) business days after the Effective Date, the Seller hereby warranting that the said schedule will be true and correct in all material respects; 13.2.2 the Seller shall prepare and deliver to the Purchaser by not later than 20
(twenty) business days after the Effective Date a written schedule setting out the amounts to which the Employees would be entitled, as at the Effective Date, in the event that the Employees were to be dismissed as at the Effective Date by reason of the Seller’s operational requirements (“Potential Severance Pay”), the Seller hereby warranting that the said schedule will be true and correct in all material respects; and 13.2.3 the value of any other payments that will have accrued as at the
Effective Date to the Employees but will not have been paid to them by the Seller, will be an amount which the Seller shall determine as at the Effective Date and will be payable to the Employees as indicated in a written schedule which the Seller shall prepare and deliver to the Purchaser by not later than 20 (twenty) business days after the Effective Date, the Seller hereby warrants that the said schedule will be true and correct in all material respects.
13.3 The Seller and the Purchaser hereby agree, for the purposes of section 197(7)(b) of the Labour Relations Act, that -
13.3.1 to the extent that any of the amounts referred to in clause 13.2 shall be payable to the Employees or any of them, the Purchaser is responsible for paying all of the amounts referred to in clause 13.2, it being specifically recorded that there shall be no apportionment of liability between the Seller and the Purchaser, and that the Purchaser shall be responsible for and shall pay the full amounts specified in clauses 13.2.1, 13.2.2 and 13.2.3;
13.3.2 there is no intention, as at the Signature Date and as at the Effective Date, that any of the Employees will be dismissed by reason of the operational requirements of the Purchaser, and consequently it is not intended that the amount as specified in terms of clause 13.2.2 will become payable to any of the Employees. In so far as the Purchaser undertakes, after the Effective Date, a process in accordance with section 189 of the Labour Relations Act which results in the dismissal, by reason of the operational requirements of the Purchaser, as employer, of any Employee who transferred employment in the context of this clause 13, then the Purchaser, as employer, shall be solely responsible for all severance pay expenditure due to any such Employee which will arise, including the amount of the Potential Severance Pay;
13.3.3 the Purchaser will make adequate provision in its financial statements for its obligations in respect of the Potential Severance Pay; and
13.3.4 the Seller shall, by not later than 20 (twenty) business days after the Effective Date pay to the Purchaser an amount equal to the Seller’s provision for the medical aid subsidies referred to in clause 13.5 and amounts equal to the amounts determined in terms of clauses 13.2.1 and 13.2.3 in respect of the leave pay and the other payments that have accrued to the Employees but have not been paid to them. The Purchaser shall deposit such amounts in a separate bank account with the financial institution approved by the Seller in writing for a period of not less than 12 (twelve) months after the Effective Date and shall procure that such amounts are paid to the Employees as and when the Employees shall become entitled to such payments.
13.4 The Seller will assume and retain responsibility for all medical aid liabilities in respect of employees who become subsidised continuation members of any of the Seller’s approved medical aid schemes as pensioners of the Seller before the Effective Date. 13.5 Subject to compliance by the Seller with the provisions of clause 13.3.4, the liability for the payment of medical aid subsidies to all of the Employees who become pensioners on or after the Effective Date will be the responsibility of the Purchaser and no responsibility, accountability or liability in respect thereof shall accrue to the Seller. 13.6 The Seller hereby undertakes to disclose the terms agreed with the
Purchaser in clause 13.3 to the Employees in compliance with the provisions of section 197(7)(c) of the Labour Relations Act by no later than the Effective Date.
13.7 The Parties hereby irrevocably and unconditionally acknowledge that this clause 13 and the arrangements contemplated in terms hereof constitute compliance by the Seller with the provisions of section 197 of the Labour Relations Act.
13.8 The Purchaser shall honour the terms of and be bound by all collective agreements to which the Seller is, immediately prior to the Effective Date and in respect of the Employees, bound in terms of section 23 of the Labour Relations Act and/or in terms of section 32 of the Labour Relations Act, unless a commissioner acting in terms of section 62 of the Labour Relations Act decides otherwise.

13.9 The Seller shall have no claim of whatsoever nature against the Purchaser arising from any industrial action or unrest on the part of the Employees, or any of them, prior to the Effective Date and the Purchaser shall have no claim of whatsoever nature against the Seller in respect of any industrial action or unrest on the part of the Employees, or any of them, with effect from the Effective Date.
13.10 The Seller shall, prior to the Effective Date and subject to the provisions of clause 13.3, discharge all and any of its obligations to the Employees, arising from or in connection with the employment by the Seller of the Employees prior to the Effective Date, including but not restricted to the obligations relating to bonuses and salaries prior to the Effective Date.
13.11 The Seller hereby indemnifies the Purchaser against, and undertakes to reimburse the Purchaser in respect of, any lawful claim and taxed legal costs paid to any Employee by the Purchaser (including any legal costs incurred by the Purchaser in defending any such claim) relating to any term or condition of employment (other than relating to severance pay liability), the dismissal of an Employee, the commission of an unfair labour practice or an act of unfair dismissal, and which arose prior to the Effective Date, following a determination in favour of the Employee in question by a competent court or tribunal or otherwise in accordance with a settlement agreement approved by the Seller; provided that the Seller shall have been given the opportunity, by the Purchaser, of participating, in its discretion, personally in the defence or settlement of the claim and shall then have failed to comply with the payment terms of any settlement or order of damages awarded by the court of competent jurisdiction, including any award of such legal costs.
13.12 The contents of this clause 13 do not constitute, nor shall they be deemed to constitute a stipulation for the benefit of the Employees, nor shall the

Employees, or any of them, be entitled to accept and/or to enforce any of the obligations arising in terms of and/or in connection with this clause 13.
14 MEDICAL SCHEMES
14.1 The Employees are members of the Minemed Medical Scheme,the Sizwe Medical Scheme or the Unvunzo Medical Scheme (“Medical Schemes”).
14.2 The Employees who are members of the Medical Schemes shall continue to be members thereof on the same basis as applied to them as employees of the Seller, but on the basis that the employer’s contribution will be made by the Purchaser with effect from the Effective Date.
14.3 The Purchaser shall refund to the Seller the amount of those contributions, if any, paid by the Seller to the Medical Schemes in respect of any period after the Effective Date, on behalf of or in respect of the Employees who are members of the Medical Schemes.
14.4 The Purchaser hereby indemnifies and holds the Seller harmless against all and any claims of whatsoever nature arising from or in connection with any contributions payable to the Medical Schemes for, on behalf of or in respect of the Employees who are members thereof on or after the Effective Date.
14.5 The Seller hereby indemnifies and holds the Purchaser harmless against all and any claims of whatsoever nature arising from or in connection with any contributions payable to the Medical Schemes for, on behalf of or in respect of the Employees who are members thereof, in respect of all periods prior to the Effective Date.
15 RETIREMENT SCHEMES
15.1 The Employees are members of the Sentinel Mining Industry Retirement
Fund, the Mine Workers Provident Fund, the Mines Pension Fund or the

Mine Employees Pension Fund (“Retirement Schemes”).
15.2 The Employees shall remain members of the Retirement Schemes.
15.3 The Purchaser shall, with effect from the Effective Date, be liable for all contributions to the Retirement Schemes in respect of the Employees in terms of the rules of such Retirement Schemes.
15.4 The Purchaser hereby indemnifies and holds the Seller harmless against all and any claims of whatsoever nature arising from or in connection with any contributions payable to the Retirement Schemes for, on behalf of or in respect of the Employees on or after the Effective Date, it being recorded that the Seller shall be responsible for all employer contributions prior to the Effective Date.
15.5 The Seller hereby indemnifies and holds the Purchaser harmless against all and any claims of whatsoever nature arising from or in connection with any contributions payable to the Retirement Schemes for, on behalf of or in respect of the Employees, in respect of any period prior to the Effective Date.
15.6 The Parties shall do whatever is necessary to record the Purchaser as the contributing employer in terms of the rules of the Retirement Schemes.
15.7 The Seller hereby assumes and shall retain any liability to the Retirement Schemes in respect of improper use of surplus as defined in the Pension Funds Act, 1956 incurred in respect of the Employees before the Effective Date. The Seller hereby indemnifies and holds the Purchaser harmless against any liability, claim or amount determined by the Registrar of Pension Funds or other regulatory body or court to be due by way of refund of improper use of surplus in respect of the Employees. The Seller undertakes to pay any such amount to the Purchaser within the period allowed by the Registrar of Pension Funds for this purpose.
15.8 Any liability relating to persons who are not Employees as at the Effective Date and were former members of the Retirement Schemes shall be assumed by and be for the account of the Seller. The Seller hereby indemnifies and holds the Purchaser harmless against all claims which may be made against the Purchaser by persons who are not Employees as at the Effective Date and who were formerly members of the Retirement Schemes.
16 REHABILITATION LIABILITIES
16.1 The Seller will, as soon as possible after the Effective Date, and in any event by no later than 30 (thirty) days thereafter, procure the transfer from its current rehabilitation fund to a new trust fund to be established by the Purchaser specifically for purposes of providing for the Rehabilitation Liabilities of the Business, the full amount which has been provided in such rehabilitation fund for the Rehabilitation Liabilities of the Business, together with any growth in such amount between the Signature Date and the date of transfer of the amount, subject to the following -
16.1.1 the New Rehabilitation Fund shall be a separate fund in respect of the Business and shall not be used for any other purpose;
16.1.2 the trust deed of the New Rehabilitation Fund will not be amended without the Seller’s prior written approval;
16.1.3 the Seller shall have the right from time to time to appoint a trustee to the New Rehabilitation Fund and, for so long as the Seller has an appointed trustee, no payment shall be made from the New Rehabilitation Fund unless the trustee appointed by the Seller consents thereto in writing, which consent shall not be unreasonably with held;

16.1.4 the Purchaser will deposit amounts into the New Rehabilitation Fund as agreed with the DME. To the extent that any contributions to the New Rehabilitation Fund are in arrears after the Effective Date, the Purchaser hereby undertakes that it shall not distribute any cash from the Business, in any form or manner whatsoever, until such arrears have been extinguished; and
16.1.5 the Purchaser will provide the Seller, on an annual basis, with an estimate of the Rehabilitation Liabilities, details of all amounts paid into or by the New Rehabilitation Fund and the accounts of the New Rehabilitation Fund.
16.2 The Seller warrants that, as at the Signature Date, the amount which has been provided in its current rehabilitation fund for the Rehabilitation Liabilities of the Business is not less than R54,164,671.00 (fifty four million one hundred and sixty four thousand six hundred and seventy one rand).
17 LEASE OF GROUP STORES FACILITY
The Purchaser hereby leases to the Seller, which hereby takes on hire, the Group Stores Facility in perpetuity (“Lease”) on and subject to the following terms and conditions -
17.1 the Purchaser shall be obliged to use commercially reasonable endeavours to ensure that the Seller has full and unrestricted use of the Group Stores Facility at all times;
17.2 the annual rental payable by the Seller to the Purchaser under the Lease shall be R1,000,00 (one thousand rand) (Indexed) plus VAT;
17.3 the Seller shall maintain the structure and roof of the Group Stores Facility (including all interior and exterior walls) in good order and repair;

17.4 the Seller shall be responsible for any Group Stores Facility Environmental Liabilities;
17.5 the Seller hereby indemnifies the Purchaser and holds it harmless against all and any claims which may be made against it in respect of the Group Stores Facility Environmental Liabilities;
17.6 the Purchaser hereby grants the Seller a servitude of access and egress across any property owned by the Purchaser, on the same terms and conditions as those contained in clause 19, so as to ensure that the Purchaser is able to exercise its rights under the Lease; and
17.7 the Seller shall be entitled to sub-lease and/or cede its rights under the Lease without having to obtain the approval of the Purchaser.
18 WATER AND ELECTRICITY
18.1 It is recorded that it is the Purchaser’s obligation to secure sufficient water and electricity resources for the day-to-day operations of the Business after the Effective Date. The Seller shall be under no obligation whatsoever to provide, or procure the provision of, water and/or electricity to the Business.
18.2 In the event that the Purchaser has surplus water over and above the Purchaser’s requirements for any operation or business conducted or to be conducted by it (which shall include, for the avoidance of doubt, uranium mining and processing operations to be conducted by the Purchaser after the Effective Date), the Purchaser undertakes to use its commercially reasonable endeavours to ensure that, if required, any such surplus water is made available to the Seller for the Seller’s operations. All water provided by the Purchaser to the Seller in terms of this clause 18.2 shall be provided on a cost recovery basis and on the basis that the Seller shall be responsible for obtaining all necessary consents and licences for pumping all such water to its operations at its cost.
18.3 Notwithstanding the provisions of clause 18.2, it is recorded that the Purchaser shall not be entitled to use water available to it in any operation or business conducted or to be conducted by it in respect of or in connection with assets which are not Business Assets unless the Seller has sufficient water for its Doornkop operations at their full design rate after the current expansion project, subject to a maximum monthly tonnage of 180,000 (one hundred and eighty thousand) tons, it being recorded, for the avoidance of doubt, that this clause 18.3 shall not apply to any uranium mining and processing operations to be conducted by the Purchaser after the Effective Date using the Business Assets.
18.4 In the event that the Seller has surplus water over and above the Seller’s requirements, the Seller undertakes to use its commercially reasonable endeavours to ensure that, if required, any such surplus water is made available to the Purchaser for the Purchaser’s operations. All water provided by the Seller to the Purchaser in terms of this clause 18.4 shall be provided on a cost recovery basis and on the basis that the Purchaser shall be responsible for obtaining all necessary consents and licences for pumping all such water to the operations of the Business at its cost.
18.5 Each of the Purchaser and the Seller hereby agrees that it shall not be entitled to supply or dispose of water to a third party, or to allow a third party access to any water, unless and until is has complied fully with the provisions of this clause 18.
18.6 Each of the Purchaser and the Seller undertakes to ensure that any disposal by it of any of its operations to a third party shall be made subject to such third party taking assignment, on terms and conditions reasonably acceptable to the other of them, of all of its obligations (or where applicable, a pro rata portion thereof) under this clause 18. 19 SERVITUDE OF ACCESS AND EGRESS
19.1 In the event that the Purchaser requests that the Seller grant the Purchaser a servitude of access and egress across any property owned by the Seller which does not form part of the Immovable Property, the Seller undertakes to grant such servitude to the Purchaser at the Purchaser’s cost, subject to terms and conditions approved by the Seller, which approval shall not be unreasonably withheld or delayed and provided that such access and egress is reasonably necessary for the conduct of the Business, and any other operation or business conducted or to be conducted by the Purchaser, and shall not in any way whatsoever materially impede or materially adversely affect the Seller’s operations.
19.2 In the event that the Seller requests that the Purchaser grant the Seller a servitude of access and egress across any part of the Immovable Property, the Purchaser undertakes to grant such servitude to the Seller at the Seller’s cost, subject to terms and conditions approved by the Purchaser, which approval shall not be unreasonably withheld or delayed and provided that such access and egress is reasonably necessary for the conduct of the Seller’s operations and shall not in any way whatsoever impede or adversely affect the conduct of the Business.
19.3 The Purchaser hereby grants the Seller, for so long as required by the Seller, a servitude of access and egress in respect of that part of the Business known as “Cooke 1 Shaft”, which forms part of the Cooke Shafts, as a second shaft for the Seller’s Doornkop mining operation, provided that the Seller shall be liable for all reasonable additional costs incurred by the Purchaser, over and above costs which it is in any event obliged to incur (if any), in procuring that the “Cooke 1 Shaft” is available to the Seller as a second shaft for the Seller’s Doornkop Mining Operation. The Purchaser acknowledges that the said second shaft is required for safety purposes and shall be available to the Seller at all times in perpetuity.
19.4 For the purposes of clarity, it is recorded that, in the event that the Seller ceases operations in respect of the “Cooke 1 Shaft” but is nevertheless obliged to procure that it is available to the Seller as provided for in clause 19.3, the Seller shall be liable for all reasonable additional costs incurred by the Purchaser which it would not otherwise have incurred.
19.5 The servitudes dealt with in this clause 19 shall be capable of being registered at the election and cost of the Party in favour of whom the servitude is granted, each of the Seller and the Purchaser hereby undertaking to sign and execute upon request by the other of them all such documents as may be required to procure such registration. If either of them fails to sign and execute any such document within 5 (five) business days of any written request therefor by the other of them, such Party hereby appoints the other as its attorney and agent in rem suam to do all such things and sign and execute any documents on its behalf to procure the registration.
19.6 All rights (and servitudes) granted to either the Purchaser or the Seller in terms of this clause 19 shall be capable of being ceded to any third party without having to obtain the consent of the other Party.
20 INTERIM PERIOD AND LIAISON ON CONDUCT OF BUSINESS
20.1 The Seller warrants that from the Accounts Date until the Signature Date the Business has been, and shall procure that from the Signature Date until the Effective Date the Business will be, carried on in substantially the usual and ordinary course consistent with past practice, and the Seller has not entered and shall not enter into any contract or commitment and has not done and shall not do anything which, in any such case, is out of the ordinary or usual course of the Business consistent with past practice, without obtaining the prior written consent of the Purchaser, which consent may not be unreasonably withheld or delayed. In particular, but without limitation to the generality of the aforegoing, the Seller warrants that from the Accounts Date until the Signature Date it has not, and undertakes that from the Signature Date until the Effective Date it will not -
20.1.1 alter the existing nature or scope of the Business;
20.1.2 manage the Business otherwise than in accordance with its business and trading policies and practices up to the Accounts Date, except as may be necessary to comply with any statutory changes;
20.1.3 enter into any agreement or arrangement or permit any action whereby any other company becomes its subsidiary if such subsidiary would form part of the Business Assets;
20.1.4 enter into any transaction in relation to the Business other than on arms’-length terms and for full and proper consideration;
20.1.5 acquire or enter into any agreement to acquire {whether by one transaction or a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other persons if such business, undertaking or assets would form part of the Business Assets;
20.1.6 dispose of or enter into any agreement to dispose of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of the Business;
20.1.7 incur or agree to incur any capital expenditure in respect of the Business other than in the normal and ordinary course of business and other than in respect of the projects listed in annexe “C”;
20.1.8 enter into or agree to enter into any joint venture, partnership or agreement or other venture for the sharing of profits or assets in respect of the Business;
20.1.9 enter into or agree to enter into any death, retirement, profit-sharing, bonus, share option, share incentive or other scheme for the benefit of any of the Employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any keyman insurance;
20.1.10 commence, compromise or discontinue any legal, administrative, regulatory or arbitration proceedings in respect of the Business (other than routine debt collection and other than in the ordinary course of business);
20.1.11 terminate the employment or office of any of the senior employees of the Business or appoint any new person who would be an Employee and who would hold a senior position or materially alter the terms of employment or engagement of any of the Employees (whether senior or junior) including increasing compensation or benefits, except in the ordinary course of business and consistent with past practices; and
20.112 enter into any negotiation with, or seek to solicit any interest from, any third party in relation to the sale of the Business or any part thereof, whether directly or indirectly.
20.2 The Seller shall, between the Signature Date and the Effective Date, keep Pamodzi appraised of all and any material decisions which the Seller intends to make in respect of the Business, it being specifically recorded and agreed that nothing in this clause 20 shall entitle Pamodzi to determine and/or materially influence any such material decision, it being recorded, for the avoidance of doubt, that Pamodzi shall not be entitled to manage and/or control the Business or any part thereof, in any way before the Effective Date.
21 PUBLICATION IN TERMS OF INSOLVENCY ACT
21.1 The Parties agree that notice of the Sale will not be published as contemplated in section 34 of the Insolvency Act.
21.2 The Seller hereby indemnifies the Purchaser and holds the Purchaser harmless against any claim of any nature which may be made against the Purchaser by any creditor of the Seller pursuant to the provisions of section 34 of the Insolvency Act during the 6 (six) month period contemplated therein, or against any loss or damage of any nature whatsoever which the Purchaser may suffer as a result of the non-publication of the notices referred to in clause 21.1, save to the extent that such loss or damage arises from a failure by the Purchaser to comply with its obligations in terms of this Agreement.
21.3 The Purchaser shall not be under any duty to resist any proceedings to attach or to take possession of any of the Business Assets by any person who alleges that the Sale is void because such transaction has not been advertised, provided that the Purchaser shall be obliged to forthwith give written notice of such proceedings to the Seller as soon as the Purchaser becomes aware of any such proceedings.
214 The Seller hereby assumes the risk of attachment of any of the Business Assets as a result of such notice not being published.
21.5 If the Purchaser gives notice pursuant to clause 21.3, the Seller shall be obliged to procure that the Business Assets concerned are released from attachment or are returned to the Purchaser, as the case may be, within 20 (twenty) business days of receipt of such notice from the Purchaser.
22 WARRANTIES BY THE SELLER
22.1 Subject to the limitations and qualifications set out in clauses 22.3 and 25, the Seller hereby gives to and in favour of the Purchaser and Pamodzi the Warranties more fully set out in this Agreement and in annexe “J”. Each Warranty will -
22.1.1 be a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty or by any other words in this Agreement;
22.1.2 insofar as it is promissory or relates to a future event, be deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;
22.1.3 be given as at the Signature Date and the Effective Date;
22.1.4 continue and remain in force notwithstanding the completion of the Sale; and
22.1.5 be deemed to be material and to be a material representation inducing the Purchaser to enter into this Agreement.
22.2 It is recorded that the Purchaser has entered into this Agreement on the strength of the Warranties and on the basis that the Warranties will be correct on the Signature Date and the Effective Date.
22.3 The Warranties are limited and qualified -
22.3.1 to the extent to which disclosure of any fact or circumstance giving rise to such limitation or qualification has been made in the Agreement

Accounts and/or the Disclosed Material; and
22,3.2 by anything which arises as a result of any change in any applicable law or in its interpretation.
22.4 Where any Warranty is qualified by the expression “the Seller is not aware”, “to the best of the Seller’s knowledge and belief or any similar expression, the Seller is deemed to have knowledge of any facts, circumstances, opinions or beliefs of which any executive director of the Seller has knowledge, and that expression will be deemed to include an additional statement that it has been made after due enquiry.
22.5 Save for those Warranties and representations expressly given or made in this Agreement or in annexe “J”, no warranties or representations are given or made, in respect of the Business, or any other matter whatsoever, whether express, tacit or implied, and the Business is being sold on a voetstoots basis.
23 ENVIRONMENTAL INDEMNITY
23.1 It is recorded that the Seller does not anticipate any material Environmental Liability arising in connection with its conduct of the Business prior to the Effective Date.
23.2 The Seller hereby indemnifies the Purchaser against and shall hold it harmless from all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale, clean-up costs and reasonable expert fees) of any nature whatsoever which the Purchaser may sustain as a result of or attributable to any Environmental Liabilities arising or resulting from any event, condition or circumstance caused, exacerbated or contributed to by any act or omission of the Seller or any of its employees, contractors, tenants or agents at any time prior to the

Effective Date(“Environmental Claim”) (whether the Environmental Claim is made before or after the Effective Date), in excess of R50,000,000.00 (fifty million rand), it being agreed that the Purchaser shall bear the first R50,000,000.00 (fifty million rand) of any such claim, liability, damage, loss, penalty, expense and cost (“Environmental Indemnity”).
23.3 It is specifically agreed that the Environmental indemnity shall not be construed as to apply to any claim, of any nature whatsoever and howsoever arising, which constitutes a Rehabilitation Liability, but shall apply to any liability or obligation which arises as a result of a failure to comply, prior to the Effective Date, with any Rehabilitation Liability, and which results in an environmental disturbance and/or degradation. 23.4 The Purchaser will not be entitled to settle any Environmental Claim of any nature whatsoever or to take any steps to remedy or rectify any disturbance and/or degradation giving rise to an Environmental Claim without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed. 23.5 The Purchaser will notify the Seller of any Environmental Claim which may be made against it as expeditiously as possible after the Purchaser becomes aware thereof. 23.6 The Purchaser will provide the Seller with full details, in writing, of all proceedings in respect of any Environmental Claim. 23.7 To the extent that the R50,000,000.00 (fifty million rand) referred to in clause 23.2 has been or Is likely to be exceeded, the Seller will be entitled to contest and/or remedy all and any Environmental Claims (in the name of the Purchaser to the extent necessary) and will be entitled to control the remedial steps and/or proceedings in regard thereto, provided that -

23.7.1 the Seller will act reasonably at all times and will consult with the Purchaser on a regular basis in respect of any such remedial steps and/or proceedings;
237.2 the Seller delivers to the Purchaser a written indemnity in terms reasonably acceptable to the Purchaser, indemnifying the Purchaser against all charges and all legal costs (not limited by any scale) which may be incurred or awarded as a consequence of such steps; and
23.7.3 the Purchaser will -
23.7.3.1 render reasonable assistance to the Seller (at the expense of the Seller) in regard to the steps taken by the Seller; and
23.7.3.2 make all relevant books and records available to the Seller.
23.8 The provisions of this clause 23 shall not detract in any way whatsoever from the Purchaser’s common law duty to mitigate any loss which it may suffer as a result of any Environmental Claim.
23.9 The provisions of clauses 22.3.1 and 25.1 shall not apply to the indemnity given by the Seller in terms of this clause 23.
23.10 Harmony shall be obliged to provide the Purchaser with a guarantee in respect of the Seller’s obligations under the Environmental Indemnity (“Harmony Guarantee”), on the terms and conditions contained in the draft guarantee attached hereto as annexe “A”, immediately prior to -
23.10.1 it disposing of a majority of the issued share capital of the Seller, whether to another Harmony Group Company or to an independent third party;
23.10.2 it disposing of the voting rights or economic benefits attaching to majority of the issued share capital of the Seller, whether to another
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Harmony Group Company or to an independent third party; or
23.10.3 the Seller disposing of both its Elandsrand and Doornkop operations (whether as part of one indivisible transaction or separately), as they exist as at the Signature Date or as they may be expanded at any time after the Signature Date, and whether to another Harmony Group Company or to an independent third party, at any time prior to the 5th (fifth) anniversary of the Effective Date.
23.11 It is agreed that the Harmony Guarantee shall lapse and be of no further force and effect on the 5th (fifth) anniversary of the Effective Date, provided that, if the Purchaser has given written notice to the Seller and/or Harmony of any claim under the Environmental Liability and/or Harmony Guarantee before the 5th (fifth) anniversary of the Effective Date and has issued summons or commenced arbitration proceedings in respect thereof within 6 (six) months after the date of such notice, the Harmony Guarantee shall survive in respect of that claim for as long as may be necessary to permit its final resolution.
24 INDEMNITIES
24.1 Without prejudice to any rights of the Purchaser arising from any other provision of this Agreement and to the extent that such liability is not fully provided for or reflected as a liability in the Agreement Accounts, the Seller hereby gives the Purchaser an indemnity against and shall hold it harmless from all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale) of any nature whatsoever which the Purchaser may sustain as a result of or attributable to -
24.1.1 a failure of any of the Warranties, representations or any undertakings contained in this Agreement to be true and correct;
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24.1.2 any breach of or non-compliance by the Seller with any of its obligations contained in this Agreement; and 24.1.3 any liability, whether actual or contingent, of whatsoever nature or kind and howsoever arising, which is not a Business Liability. 24.2 The Purchaser will notify the Seller of any claim which may be made against the Business in respect of any of the matters referred to in clause 24.1 as expeditiously as possible after the Purchaser becomes aware thereof. The Seller will be entitled to contest the claim concerned in the name of the Purchaser and will be entitled to control the proceedings in regard thereto, provided that - 24.2.1 the Seller delivers to the Purchaser a written indemnity in terms reasonably acceptable to the Purchaser, indemnifying the Purchaser against all charges and all legal costs (not limited by any scale) which may be incurred or awarded as a consequence of such steps; and 24.2.2 the Purchaser will -
24.2.2.1 render reasonable assistance to the Seller (at the expense of the
Seller) in regard to the steps taken by the Seller; and 24.2.2.2 make all relevant books and records available to the Seller. 24.3 In the event of the Purchaser suffering or paying any loss, damage, liability, cost, charge, expense, payment or penalty to which any representation, undertaking, warranty or indemnity relates, the Seller will forthwith upon such amount being determined pay to the Purchaser an amount equal to such loss, damage, liability, cost, charge, expense, payment or penalty. Any amount payable by the Seller pursuant to this clause shall bear interest at the Prime Rate from the date upon the relevant loss, damage cost, charge, expense, payment or penalty was incurred to date of
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payment, both days inclusive, which interest shall be payable simultaneously with the amount payable by the Seller.
24.4 Without prejudice to any rights of the Seller arising from any other provision of this Agreement, the Purchaser hereby gives the Seller an indemnity against and shall hold it harmless from all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale) of any nature whatsoever which the Seller may sustain as a result of or attributable to any breach of or non-compliance by the Purchaser with any of its obligations contained in this Agreement. The provisions of clause 25 shall apply, mutatis mutandis, to the indemnity given by the Purchaser in terms of this clause 24.4, save insofar as such indemnity relates to the discharge of the Purchase Consideration.
25 LIMITATION OF LIABILITY
25.1 Notwithstanding the Warranties, representations, undertakings, indemnifications given by the Seller, no liability shall attach to the Seller in respect of any breach of this Agreement in relation to claims, losses or liabilities -
25.1.1 for any loss of profit or any other indirect, special or consequential loss;
25.1.2 which are less than R20,000,000.00 (twenty million rand) in aggregate, provided that when such aggregate or individual claims or losses exceed the said amount, the Seller shall, subject to clause 25.1.3 and clause 25.1.4, be liable for the full amount of such claim/s and/or loss and/or liabilities and not only for the amount in excess of the said amount; 25.1.3 if the Purchaser has not issued summons or commenced arbitration proceedings against the Seller for recovery of such claims, losses or
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liabilities by a date which is 18 (eighteen) months after the Effective Date, provided that if the Purchaser has, before such date, given written notice in respect of any claim which it may have to the Seller and has within 6 (six) months after such date issued summons or commenced arbitration proceedings for the recovery thereof, the warranties and indemnities given in respect of such notified matter shall survive as long as may be necessary to permit the final resolution of such matter; or
25.1.4 which in aggregate exceed an amount equal to the Rand Equivalent of US$250,000,000.00 (two hundred and fifty million United States dollars) on the Effective Date, on the basis that the aggregate amount recoverable from the Seller, exclusive of interest and costs, from whatever cause arising, shall be limited to the aforesaid amount.
25.2 The Purchaser shall have no claim whatsoever against the Seller in respect of any breach of any of the Warranties or representations contained in this Agreement and annexe “J” hereto if and to the extent that - 25.2.1 such breach or claim occurs as a result of any legislation not in force at the Signature Date which takes effect retrospectively; 25.2.2 such breach or claim would not have arisen but for any voluntary act or omission on the part of the Purchaser or any person connected with it otherwise than in the ordinary course of business at any time after the Signature Date; or 25.2.3 such breach or claim arises as a result only of any changes after the
Effective Date in the accounting bases, policies or methods used by the Business to value any of its assets or to provide for any of its liabilities. 25.3 Any claim by the Purchaser against the Seller based on a breach of a representation, undertaking, Warranty or indemnity contained in the
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Agreement shall be reduced by the aggregate of - 25.3.1 any provisions in respect thereof, as reflected in the Agreement Accounts; 25.3.2 an amount equal to any Tax benefit actually received by the Purchaser as a result thereof; 25.3.3 any amount recovered from any third party in respect thereof; and 25.3.4 any amount by which the subject matter of the claim has been or is made good or otherwise compensated for without cost to the Purchaser.
25.4 All amounts available for set-off or otherwise liable to be deducted pursuant to clauses 25.2 or 25.3 shall first be taken into account for the purpose of determining the amount of loss sustained in connection with the limits referred to in clause 25.1. 25.5 Nothing in this clause 25 shall in any way diminish the Purchaser’s common law obligation to mitigate its loss. 25.6 If any potential claim arises by reason of liability which is contingent only, then the Seller shall not be under any obligation to make any payment pursuant to such claim until such time as the contingent liability ceases to be contingent and becomes actual.
26 NO DUPLICATION OF RECOVERY
26.1 Notwithstanding anything to the contrary contained in this Agreement, a claim by the Purchaser arising out of any breach by the Seller of any Warranty or in terms of any indemnity or undertaking given by the Seller in terms of this Agreement shall not entitle the Purchaser to make a claim against the Seller in respect of more than one of such breach of Warranty or undertaking or claim under such indemnity where such additional breach
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and claim arises from or is attributable to the same cause of action, provided that should the claim that the Purchaser has under one warranty, or indemnity, exceed the claim that the Purchaser has under another warranty or indemnity, and the Purchaser elect to firstly recover an amount under the first mentioned warranty or indemnity, the Purchaser shall not be prevented from recovering the balance of its claim under the second mentioned warranty or indemnity.
26.2 If the Purchaser successfully claims any amount from the Seller arising from or in any way related to a breach or alleged breach of warranty or representation, and is also paid any amount by its insurers arising from the same claim, or a claim based on substantially the same cause of action, the Purchaser shall forthwith reimburse the Seller any amount equal to the amount paid to the Purchaser by its insurers as aforesaid, up to a maximum amount equal to the amount successfully claimed from the Seller. 27 GENERAL WARRANTIES 27.1 Each of the Parties hereby warrants to and in favour of the other that - 27.1.1 it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement; 27.1.2 this Agreement constitutes an agreement valid and binding on it and enforceable against it in accordance with its terms; 27.1.3 the execution of this Agreement and the performance of its obligations hereunder does not and shall not - 27.1.3.1 contravene any law or regulation to which that Party is subject; 27.1.3.2 contravene any provision of that Party’s constitutional documents; or
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27.1.3.3 conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.
27.2 Each of the representations and warranties given by the Parties in terms of clause 27.1, shall -
27.2.1 be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement; 27.2.2 continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and 27.2.3 prime facie be deemed to be material and to be a material representation inducing the other Party to enter into this Agreement. 28 APPOINTMENT OF PAMODZI AS AGENT
Pamodzi shall represent the Purchaser, and take all decisions and actions on behalf of the Purchaser, in respect of or in relation to this Agreement, including the enforcement of any of the provisions of this Agreement and the fulfillment of the Conditions Precedent. The Purchaser hereby appoints Pamodzi as its attorney and agent in rem suam, in its name, place and stead to do all such things and sign all such documents on its behalf in relation to this Agreement.
29 CONFIDENTIALITY
29.1 The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential -
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29.1.1 any information which a Party (“Disclosing Party”) communicates to the other Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential; 29.1.2 all other information of the same confidential nature concerning the
Business or the business of a Disclosing Party which comes to the knowledge of the Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion, including -
29.1.2.1 details of the Disclosing Party’s financial structures and operating results; and 29.1.2.2 details of the Disclosing Party’s strategic objectives and planning.
29.2 If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 29, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party. 29.3 Each Party undertakes, subject to clause 29.4, not to disclose any information which is to be kept confidential in terms of this clause 29, nor to use such information for its own or anyone else’s benefit. 29.4 Notwithstanding the provisions of clause 29.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement. 29.5 The obligation of confidentiality placed on the Parties in terms of this clause 29 shall cease to apply to a Recipient in respect of any information which -
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29.5.1 is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient; 29.5.2 the Disclosing Party confirms in writing is disclosed on a non-confidential basis; 29.5.3 has lawfully become known by or come into the possession of the
Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or 29.5.4 is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose, provided that - 29.5.5 the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 29.5.1 to 29.5.4; 29.5.6 information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and 29.5.7 any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.
29.6 In the event that the Recipient is required to disclose confidential
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information of the Disclosing Party as contemplated in clause 29.5.4, the Recipient will -
29.6.1 advise the Disclosing Party thereof in writing prior to disclosure, if possible; 29.6.2 take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can; 29.6.3 afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings; 29.6.4 comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and 29.6.5 notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made. 29.7 This clause 29 shall not apply to any disclosure made by a Party to — 29.7.1 its professional advisors, bankers, funders or potential funders, or consultants, provided that they have agreed to the same confidentiality undertakings, and provided further that each Party shall be obliged to procure compliance by its professional advisors, bankers, funders or potential funders, or consultants, with such confidentiality undertakings; or 29.7.2 any judicial or arbitral tribunal or officer.
30 PUBLICITY
30.1 Subject to clause 30.3, each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including by
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the rules of any securities exchange on which the shares of either of the Parties may be listed, where applicable) or permitted in terms of this Agreement, the nature, content or existence of this Agreement.
30.2 No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Party, save for any announcement or other statement required to be made in terms of the provisions of any law (or by the rules of any securities exchange on which the shares of either of the Parties may be listed, where applicable), in which event the Party obliged to make such statement will first consult with the other Party in order to enable them in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to the other Party which has made an announcement of some nature in breach of this clause. 30.3 This clause 30 shall not apply to any disclosure made by a Party to - 30.3.1 its professional advisors, bankers, funders or potential funders, or consultants, provided that they have agreed to the same confidentiality undertakings, and provided further that each Party shall be obliged to procure compliance by its professional advisors, bankers, funders or potential funders, or consultants, with such confidentiality undertakings; or 30.3.2 any judicial or arbitral tribunal or officer.
31 SUPPORT
The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be
CLIFFE DEKKER

open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement, provided that the aforegoing undertaking shall not place any obligation on any Party to assume any obligations or liabilities that are commercially onerous or unreasonable in the context of this Agreement or agreeing to commercially onerous or unreasonable conditions.
32 BREACH
32.1 If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 20 (twenty) business days (“Notice
Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option - 32.1.1 to claim immediate specific performance of all or any of the Defaulting
Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or 32.1.2 to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice. 32.2 Neither Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if - 32.2.1 it is capable of being remedied, but is not so remedied within the Notice Period; or 32.2.2 it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period. 32.3 The Aggrieved Party’s remedies in terms of this clause 32 are without
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prejudice to any other remedies to which the Aggrieved Party may be entitled in law. 32.4 Notwithstanding the aforegoing, after the closing in full of the Sale in accordance with clause 8, neither of the Parties will have the right to cancel this Agreement as a result of a breach thereof, and the Parties’ only remedies thereafter will be to claim specific performance of all the Defaulting Party’s obligations, together with damages, if any, 32.5 Should any payment under or arising from this Agreement fail to be made on the due date thereof then, without prejudice to such other rights as may accrue to the payee consequent upon such failure, such overdue amounts will bear interest at 200 (two hundred) basis points above the Prime Rate, from the due date for payment to the date of actual payment, both dates inclusive. 33 DISPUTE RESOLUTION 33.1 In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall first be submitted to the Chief Executive Officers of the Parties for resolution. Should the Chief Executive Officers be unable to resolve the dispute or difference within 10 (ten) business days after the dispute or difference has been referred to them, such dispute or difference may, on written demand by either Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA. 33.2 Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) (“Latest AFSA Rules”) before an arbitrator appointed by agreement between the Parties or failing agreement within 10 CLIFFE DEKKER

(ten) business days of the demand for arbitration, then either Party shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the Parties failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the Parties.
33.3 Any Party may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration. Should AFSA, as an institution, not be operating at that time or not be accepting requests for appeals for any reason, then the appeal shall be conducted in accordance with the Latest AFSA Rules. 33.4 Nothing herein contained shall be deemed to prevent or prohibit either
Party from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim. 33.5 Any arbitration in terms of this clause 33 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration. 33.6 This clause 33 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement. 33.7 The Parties agree that the written demand by either Party to the dispute in terms of clause 33.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.
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34 NOTICES AND DOMICILIA
34.1 The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers and email addresses -
Name Physical Address Telefax & Email
Seller and Harmony Block 27 Randfontein +27 11 684 0188 Office Park Comer Main Marian.vanderWalt@ Reef Road & Ward Avenue Harmony.co.za Randfontein Republic of South Africa Marked for the attention of: The Company Secretary
Name Physical Address Telefax & Email
Purchaser and Pamodzi Pamodzi House +27 11 252 8616 1st Floor 5 Gerard@prf1 .com Willowbrook Close Melrose North Atholl Republic of South Africa Marked for the attention of: Gerard Kemp
With a copy to First Reserve +1 203 625 2505 Corporation One akrueger@first Lafayette Place reserve.com Greenwich CT 06830 United States of America Marked for the attention of: Alex Krueger provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address, telefax number or email address in the Republic of South Africa by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.
34.2 All notices to be given in terms of this Agreement will be given in writing, in English, and will -
34.2.1 be delivered by hand or sent by telefax or email;
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34.2.2 if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; 34.2.3 if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and 34.2.4 if sent by email during business hours, be presumed to have been received on the date of successful transmission of the email as evidenced by a return receipt notification or other evidence of transmission. Any email sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.
34.3 Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.
35 BENEFIT OF THE AGREEMENT
This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or either of them.
36 APPLICABLE LAW AND JURISDICTION
36.1 This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.
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36.2 For the purposes of clause 33.4 or for the purposes of making the arbitration award an order of court, the Parties hereby consent and submit to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of the Republic of South Africa in any dispute arising from or in connection with this Agreement. The Parties agree that any costs awarded will be recoverable on an attorney-and-own-client scale unless the Court specifically determines that such scale shall not apply, in which event, subject to any specific determination by the Court, the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.
37 GENERAL
37.1 This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on either of the Parties.
37.2 No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.
37.3 No waiver of any of the terms and conditions of this Agreement will be binding or effectual for any purpose unless in writing and signed by the Party giving the same. Any such waiver will be effective only in the specific instance and for the purpose given. Failure or delay on the part of either Party in exercising any right, power or privilege hereunder will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

37.4 All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.
37.5 Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by either Party without the prior written consent of the other Party, save as otherwise provided herein.
37.6 This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.
38 COSTS
Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement.

39 SIGNATURE Signed on behalf of the Parties, each signatory hereto warranting that he/she has due authority to do so. SIGNED at SANDTON on 18/12/2007 For and on behalf of RANDFONTEIN ESTATES LIMITED Signature R.A.L. ATKINSON Name of Signatory EXECUTIVE Designation of Signatory SIGNED at SANDTON on 18/12 / 2007 For and on behalf of CLIDET NO 726 (PROPRIETARY) LIMITED Signature R.A.L. ATKINSON Name of Signatory. EXECUTIVE Designation of Signatory

SIGNED at Sandton on 18 December 2007 For and on behalf of CLIDET NO 770 (PROPRIETARY) LIMITED GERARD KEMP Signature Name of Signatory Designation of Signatory SIGNED at SANDTON on 18/12 / 2007. For and on behalf of H ARMONY GOLD MINING COMPANY LIMITED R.A.L. ATKINSON Signature PAL ATKINSON Name of Signatory EXECUTIVE Designation of Signatory Gerard Kemp R.A.L Atkinson